Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

X4 PHARMACEUTICALS, INC.

WARRANT TO PURCHASE SERIES B PREFERRED STOCK

No. BW-	For the Purchase
Issue Date: , 2017	of _____ shares of
Series B Preferred Stock

Void after                     , 2020

THIS WARRANT TO PURCHASE SERIES B PREFERRED STOCK (this “Warrant”) is issued to [_________] (the “Holder”) by X4 Pharmaceuticals, Inc. (the “Company”), as of November 1, 2017 pursuant to the terms of the Series B Preferred Stock Purchase Agreement, dated November 1, 2017 by and among the Company and the Investors therewith (the “Purchase Agreement”).

1. Purchase of Exercise Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein) at any time or from time to time at or before the earlier of 5:00 p.m. eastern time on the Expiration Date (as defined below). This Warrant shall be exercisable, in whole or in part, prior to the Expiration Date.

2. Definitions.

(a) “Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Exercise Shares.

(b) “Exercise Price” shall mean $1.88 per Exercise Share, subject to adjustment pursuant to Section 7 below.

(c) “Exercise Shares” shall mean [_______] shares1 of the Company’s Series B Preferred Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to Section 7 below. The Exercise Shares shall have the rights and preferences associated with them as set forth in the Restated Certificate.

[1]	10% of the Series B stock purchased.

(d) “Expiration Date” shall mean November 1, 2020.

(e) “Majority of the Conversion Shares” shall mean a majority of the Conversion Shares issuable upon exercise and conversion of all the Warrants issued pursuant to the Purchase Agreement.

(f) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.001 per share.

(g) “Shares” shall mean the Exercise Shares and Conversion Shares.

(h) “Restated Certificate” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, as amended and/or amended and restated from time to time.

3. Exercise of Warrant. While this Warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by: (a) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Exercise Shares being purchased. Payment of the purchase price shall be in cash or by certified or official bank check payable to the order of the Company

4. Net Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant by delivering payment of the purchase price to the Company as provided in Section 3(b), the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election at any time or from time to time prior to the Expiration Date, in which event the Company shall issue to the holder hereof a number of Exercise Shares computed using the following formula:

        Y (A - B)

X =             A

Where

X —	the number of Exercise Shares to be issued to the Holder.

Y —	The number of Exercise Shares purchasable under this Warrant.

A —	The fair market value of one Exercise Share as of the date of exercise.

B —	The Exercise Price (as adjusted to the date of such calculations).

For purposes of the above calculation, the fair market value of one Exercise Share as of a particular date (the “Determination Date”) shall mean:

(A) In the event that all of the Company’s shares of Preferred Stock shall prior to exercise or exchange of this Warrant have been converted into shares of the Common Stock of the Company, $0.0001 par value per share (the “Common Stock”), as a result of the conversion of all of the issued and outstanding shares of Preferred Stock in connection with the closing of a firm commitment underwritten public offering (as such term is described in the Restated Certificate), then the fair market value per share of each Exercise Share shall be determined by taking the product of “x” and “y,” with “x” equal to the number of shares of Common Stock into which one share of the Series B Preferred Stock, could be converted on the Determination Date, and “y” equal to the fair market value of Common Stock on the Determination Date. For purposes of making this calculation, the fair market value of the Company’s Common Stock shall be determined as follows:

(1) If the Common Stock is traded on an exchange or is quoted on the NASDAQ Stock Market (“NASDAQ”), then the closing price on the day before the Determination Date;

(2) If Common Stock is not traded on an exchange or on the NASDAQ but is traded in the over-the-counter market, then the closing price on the day before the Determination Date; or

(3) If the Determination Date is the date on which the Common Stock is first sold to the public by the Company in a firm commitment public offering under the Securities Act of 1933, as amended (the “1933 Act”), then the initial public offering price (before deducting commissions, discounts or expenses) at which the Common Stock is sold in such offering;

(B) In the event that the Determination Date is the date of a liquidation, dissolution or winding up, or any Deemed Liquidation Event (as defined in the Restated Certificate), then the fair market value per share of each Exercise Share shall be determined by aggregating all amounts to be payable per share to holders of the Exercise Shares in the event of such liquidation, dissolution or winding up or Deemed Liquidation Event, plus all other amounts to be payable per share in respect of the Exercise Shares in liquidation, assuming for the purposes of this subsection that all of the Exercise Shares issuable upon exercise of all of the Warrants are outstanding at the Determination Date; or

(C) In all other cases, the fair market value per share of the Exercise Shares shall be determined in good faith by the unanimous approval of Company’s Board of Directors upon review of relevant factors.

5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Exercise Shares (or Conversation Shares, as the case may required) so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the Notice of Exercise.

6. Issuance of Shares. The Company covenants that the Exercise Shares, when issued pursuant to the exercise of this Warrant, and the Conversion Shares, when issued pursuant to the conversion of the Exercise Shares and the terms and conditions of the Restated Certificate will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of Exercise Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows (it being agreed that similar adjustments with respect to the number and kind of Conversion Shares receivable upon conversion of the Exercise Shares and the conversion price of the Conversion Shares shall be subject to adjustment from time to time as provided for in the Restated Certificate):

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Exercise Shares, by split-up or otherwise, or combine its Exercise Shares, or issue additional shares of Exercise Shares as a dividend, the number of Exercise Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In the event of changes in the series or class of equity securities of the Company comprising the Exercise Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and series or class of Exercise Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same Aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 7 below. For purposes of this Section 7, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant.

(c) Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to this Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(c) to the end that the provisions of this Section 7(c) shall be applicable after that event in as nearly equivalent a manner as may be practicable

(d) Notice of Adjustment; Expiration. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant or conversion of the Exercise Shares or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Exercise Shares, Conversion Shares or other securities or property thereafter purchasable upon exercise of this Warrant, as applicable.

(e) Adjustment Pursuant to Restated Certificate. If the Series B Preferred Stock shall be adjusted pursuant to the Restated Certificate in a manner not set forth above in clauses (a) through (d) of this Section 7, the Exercise Shares shall be adjusted in the same manner as the Series B Preferred Stock in accordance with the Restated Certificate.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. Representations of the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant, the Exercise Shares and the Conversion Shares have been taken.

10. Restrictive Legend.

The Shares (unless registered under the 1933 Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

11. Warrants Transferable. With respect to any offer, sale or other disposition of this Warrant, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Warrant in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Warrant thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the 1933 Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the 1933 Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing transfers of this Warrant shall be registered upon registration books maintained for such purpose by or on behalf of the Company.

12. Early Termination. In the event of, at any time prior to the Expiration Date: (a) the consummation of an initial public offering of securities of the Company registered under the 1933 Act, (b) the automatic conversion of the Series B Preferred Stock pursuant to Section 5 of the Restated Certificate or (c) a Deemed Liquidation Event, the Company shall provide to the Holder fifteen (15) days advance written notice of the estimated closing date of such public offering, the effective date of such automatic conversion of the Series B Preferred Stock or the closing of such Deemed Liquidation Event. Unless the Holder exercises this Warrant pursuant to the terms of Section 3 within five (5) days of the receipt of such advance written notice, immediately prior to the date such public offering is closed, the effective date of such automatic conversion of the Series B Preferred Stock or the closing of such Deemed Liquidation Event, this Warrant shall (i) be automatically deemed exercised in full pursuant to Section 4 if the fair market value of each Exercise Share is greater than the Exercise Price or (ii) be automatically terminated if the fair market value each Exercise Share is equal to or less than the Exercise Price.

13. Market Stand-Off Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period beginning on and including the date that the Company’s Common Stock is first quoted on a national exchange and continuing through the close of trading on the date that is 180 days thereafter, or such other period as may be requested by the Company or an underwriter to comply with regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and options, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section shall apply only to an initial public offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value (an “Estate Planning Transfer”), and shall be applicable to the Holder only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third party beneficiaries of this Section and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. Holder agrees that any transferee of the Warrant (or other securities) of the Company held by Holder shall be bound by this Section 13.

14. Rights of Stockholders. The Holder shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Exercise Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Exercise Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

15. Taxes. The issuance of the Exercise Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Exercise Shares, shall be made without charge to the Holder for any tax or other charge of whatever nature in respect of such issuance and the Company shall bear any such taxes in respect of such issuance.

16. Lost Warrant, etc. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant representing the right to purchase the Exercise Shares then underlying this Warrant. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Exercise Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 11, the Exercise Shares designated by the Holder which, when added to the number of Exercise Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Exercise Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the issuance date of this Warrant, and (iv) shall have the same rights and conditions as this Warrant.

17. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, and shall be addressed (i) if to the Holder, at the Holder’s address as set forth on the Schedule of Investors to the Purchase Agreement, and (ii) if to the Company, at 955 Massachusetts Avenue, Cambridge, Massachusetts, 02139, or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.

18. Waiver and Amendment. Any term of this Warrant may be amended or waived with the written consent of the Company and Holders of at least a Majority of the Conversion Shares, provided that all Warrants are similarly affected. Upon the effectuation of such amendment or waiver in conformance with this Section 16, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing.

19. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

20. Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the Holder and of the holder of the Exercise Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

21. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

The Company has caused this Warrant to be issued as of the date first written above.

X4 PHARMACEUTICALS, INC.

By:
Paula Ragan, Ph.D., President and
Chief Executive Officer

[Signature Page to Series B Preferred Stock Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO:	X4 PHARMACEUTICALS, INC.
Attention: Chief Executive Officer

1. The undersigned hereby elects to purchase __________ shares of ____________ pursuant to the terms of the attached Warrant (the “Shares”).

2. Method of Exercise (Please initial the applicable blank):

—	The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

—	The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4. The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Sections 3 of the Purchase Agreement (as defined in the Warrant) are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________ the right represented by the attached Warrant to purchase ____________ shares of ________________________ of X4 Pharmaceuticals, Inc. to which the attached Warrant relates, and appoints ______________ Attorney to transfer such right on the books of __________, with full power of substitution in the premises.

Dated: ____________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of: